Exhibit 10.16

CHS STRATEGIC LEADERSHIP TEAM
RETENTION AWARD DOCUMENT

PURPOSE
The purpose of the Strategic Leadership Team (SLT) Retention Award (the Award) is to preserve key leadership continuity and bench strength and a competitive compensation position to the external market.
ELIGIBILITY
The President and CEO and Executive Vice Presidents who were eligible participants in the 2015-2017 Long Term Incentive Plan (LTIP) with active employment status when the award is offered are eligible for an award.
AWARD METHODOLOGY
Award value is the percentage of base salary used for incentive compensation awards at the Threshold-level based on the participant’s job level as of November 1, 2017.
EARNING THE AWARD

•	The Award will be earned only if the executive

◦	Continues active employment through January 1, 2020

◦	During the Award Earning Period, is consistently meeting performance expectations, and

◦	During the Award Earning Period is not determined to have committed any act of misconduct or any violation of the CHS Code of Conduct or a CHS policy

•
If employment ends prior to the end of the Award Earning Period due to death, disability, retirement or termination of employment by CHS for a reason not related to performance or behavior, the award will be earned based on the number of full months worked from the time the award is granted to the date one of the events listed above occurs as the numerator, and the number twenty-six (26) as the denominator.

PAYMENT OF THE EARNED AWARD

•	Payment will be in cash within 30 days of the date on which the Award is earned, through the same process as the participant’s paycheck. All payments are subject to appropriate withholdings

•	Awards cannot be contributed to the CHS Deferred Compensation Plan

•	Earned award is not eligible to be included as part of pension income

Nothing in this Plan is intended to be nor is a contract for employment, continued employment or continued participation in the Plan, or in any other CHS compensation or benefit program.